Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 22, 2006, relating to the consolidated financial statements of Florida Power & Light Company, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Florida Power & Light Company for the year ended December 31, 2005. We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
November 17, 2006